The Allstate Corporation
Allstate Protection Impact of Net Rate Changes Implemented on Premiums Written

Exhibit 99

February Rate Commentary

- "Allstate continued to address higher auto loss cost inflation by taking meaningful rate actions in February, with Allstate brand implemented rate increases averaging 9.7% across 11 locations, resulting in total Allstate brand insurance premium impact of 1.6%. National General also implemented rate increases averaging 5.9% across 10 locations in the month. In the Allstate brand, we have implemented 41 rate increases averaging approximately 7.8% across 34 locations since the beginning of the fourth quarter 2021. These locations represent approximately 53% of 2021 Allstate brand auto written premiums. The increase to Allstate brand total auto insurance written premiums of approximately 5.1% implemented over this five-month period will be earned throughout the year," said Mario Rizzo, Chief Financial Officer of The Allstate Corporation.

	For the month ended February 28, 2022			Quarter to date ended February 28, 2022		
	Number of locations [(1)]	Total brand (%) [(2)]	Location specific (%) [(3)]	Number of locations	Total brand (%)	Location specific (%)
Allstate brand						
Auto	11	1.6	9.7	16	2.2	9.1
National General						
Auto	10	0.2	5.9	20	0.6	2.3

	Three months ended December 31, 2021			Three months ended September 30, 2021		
	Number of locations	Total brand (%)	Location specific (%)	Number of locations	Total brand (%)	Location specific (%)
Allstate brand						
Auto	25	2.9	7.1	20	0.3	2.1
National General						
Auto	22	2.4	5.7	13	2.5	5.6

(1) Refers to the number of U.S. states, the District of Columbia or Canadian provinces where rate changes have been implemented. Allstate brand operates in 50 states, the District of Columbia, and 5 Canadian provinces. National General operates in 50 states and the District of Columbia.

(2) Represents the impact in the locations where rate changes were implemented during the period as a percentage of total brand prior year-end premiums written.

(3) Represents the impact in the locations where rate changes were implemented during the period as a percentage of its respective total prior year-end premiums written in those same locations.